Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

LTMS FUND LLC

1.	The name of the limited liability company is LTMS Fund LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1.	Name. The name of the limited liability company formed hereby is LGAM Private Credit LLC.

3.	This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of LTMS Fund LLC as of the 20th day of March, 2023.

MS CREDIT PARTNERS HOLDINGS INC.,
Sole Member of LTMS Fund LLC

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Vice President